Exhibit 10.1

EXECUTION VERSION

STRICTLY CONFIDENTIAL

Searchlight II CLS, L.P.

c/o Searchlight Capital Partners, L.P.

745 5th Avenue

New York, NY 10151

June 15, 2016

Communications Sales & Leasing, Inc.

10802 Executive Center Drive

Benton Building Suite 300

Little Rock, Arkansas 72211

Attention:  General Counsel

Ladies and Gentlemen:

This letter agreement is being entered into in connection with the investment by Searchlight II CLS, L.P., a Delaware limited partnership (the “Purchaser”) in Communications Sales & Leasing, Inc., a Maryland corporation (the “Company”), pursuant to the Common Stock Subscription Agreement, dated as of June 9, 2016 (as amended, restated or modified from time to time, the “Subscription Agreement”), by and between Citigroup Global Markets Inc., a Delaware corporation (the “Seller”) and the Purchaser.

The parties to this letter agreement hereby agree as follows:

1. Board Representation; Effectiveness.  Immediately following the closing of the transactions contemplated by the Subscription Agreement (the “Closing”) and the completion of the Company’s customary procedures for director selection, including but not limited to a background check, the completion of questionnaires and the Governance Committee process (which process the Company agrees to commence as promptly as practicable after the identification of the Purchaser Designee (as defined below)), the Company shall (a) cause the total number of directors constituting the board of directors of the Company (the “Board”) to be increased by one director and (b) cause the Purchaser Designee (as defined below) to be appointed to the Board to fill such newly created directorship; provided, that such Purchaser Designee is reasonably acceptable to the Board. Notwithstanding anything to the contrary herein, this letter agreement shall be effective and shall bind the parties hereto only in the event that the Purchaser and the other investors to whom the Seller is selling shares of Common Stock pursuant to the Subscription Agreement and the other subscription agreements entered into by the Seller with such other investors on June 9, 2016 (the “Other Subscription Agreements”) acquire at least 14,703,993 shares of Common Stock pursuant to the Subscription Agreement and the Other Agreements in the aggregate (the “Effectiveness Condition”).  If the Effectiveness Condition is not satisfied, this letter agreement shall terminate and shall be deemed void ab initio.

2. Designation of Purchaser Designee.  For so long as the Designation Condition (as defined below) is satisfied, the Purchaser shall have the right to designate one individual for nomination and election to the Board (such individual, the “Purchaser Designee”).  For so long as the Designation Condition is satisfied, at each meeting of stockholders for the election or appointment of directors, the Company shall take all action reasonably necessary to cause (a) the Purchaser Designee to be included in the slate of nominees recommended by the Board for election, (b) the Purchaser Designee to be nominated for election as a director, (c) the Purchaser Designee’s nomination for election as a director to be recommended by the Board to the stockholders, and (d) proxies or consents to be solicited by the Company in favor of the Purchaser Designee’s election as a director; provided, in all such cases that such Purchaser Designee is reasonably acceptable to the Board.  For purposes of this letter agreement, “Designation Condition” shall mean the Purchaser and its affiliates, collectively, (a) at all times (i) prior to June 15, 2019, beneficially own at least 5% of the issued and outstanding shares of common stock of the Company (“Common Stock”) or (ii) on or after June 15, 2019, beneficially own at least 8% of the issued and outstanding shares of Common Stock and (b) are in compliance with this letter agreement.

3. Vacancies; Removal.  In the event that (a) a vacancy is created at any time by the death, disability, retirement, removal or resignation of the Purchaser Designee and (b) the Designation Condition is satisfied, the Company shall cause the vacancy created thereby to be filled by a designee of the Purchaser as soon as possible after the Purchaser makes such designation; provided, that such designee is reasonably acceptable to the Board.  For so long as the Designation Condition is satisfied, the Company (i) shall not, directly or indirectly, take any action to propose, encourage or facilitate the removal of any Purchaser Designee, (ii) shall recommend that stockholders vote against any such proposal, and (iii) shall solicit proxies or consents against any such proposal.  In the event that Designation Condition is no longer satisfied  (the “Designation Termination Date”), the Company shall no longer be obligated to cause the Purchaser Designee to be nominated for election to the Board at the next meeting of stockholders of the Company for the election of directors and from and after the Designation Termination Date, the Purchaser will have no right to designate an individual for election or appointment to the Board.

4. Notices, etc.  For so long as the Purchaser Designee is a member of the Board, the Company shall cause the Purchaser Designee to be provided with such notice, documents and materials given to other members of the Board (“Other Members”) at the same time and in the same manner as such notice, documents or materials are given to the Other Members, and in all cases at such time and in such manner as is provided by the organizational documents of the Company.  The Purchaser Designee shall be subject to all policies, procedures, codes, rules, standards and guidelines of the Company that are applicable to Other Members and shall maintain the confidentiality of the Company’s information in accordance with Company policies. The Purchaser shall cause each Purchaser Designee to provide all information reasonably requested by the Company for the completion of its procedures, codes, rules, standards and guidelines.  The Company shall not establish any committee of the Board or subcommittee thereof for the principal purpose of excluding the Purchaser Designee from the ordinary deliberations or functions of the Board (except to the extent required by Company recusal policies adopted in good faith by the Board).

5. Reimbursement; D&O Insurance; Indemnification.  The Company shall reimburse the Purchaser for any reasonable expenses incurred by the Purchaser Designee in connection with performing his or her duties as a member of the Board, any committee of the Board or any subcommittee of any such committee, in the same manner as, and to the extent that, the Other Members are reimbursed for such reasonable expenses.  The Company shall take all actions necessary to ensure that (a) the Purchaser Designee is covered by and made a named insured under any director and officer liability insurance policies or other similar liability insurance policies that may be maintained by or on behalf of the Company and (b) the Purchaser Designee is granted the same rights to exculpation, indemnification and advancement of expenses as the Other Members under the organizational documents of the Company.

6. Stockholders Agreement.  (a) From the date of this letter agreement and until six months after the later of the Designation Termination Date and the date that Purchaser Designee is no longer a director (the “Standstill End Date”), the Purchaser shall, and shall cause each of its affiliates (in each case, to the extent that it owns any Common Stock) to, be present, in person or by proxy, at each and every Company stockholder meeting, and otherwise to cause all Common Stock owned by them to be counted as present for purposes of establishing a quorum at any such meeting, and to vote or consent on any matter (including waivers of contractual or statutory rights), or cause to be voted or consented on any such matter, all such Common Stock in proportion to the votes cast by the other holders of Common Stock on such matter provided, however, that, notwithstanding anything herein to the contrary, with respect to  a proposal related to an Extraordinary Transaction (an “Excluded Matter”), the Purchaser and its Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, in the sole discretion of Purchaser or such Purchaser affiliate, as applicable.  As used herein, an “Extraordinary Transaction” means any merger, consolidation, business combination, sale or acquisition of material assets, liquidation or dissolution involving the Company or a material amount of its assets or businesses (each, an “Extraordinary Transaction”).

(b) From the date of this letter agreement and until the Standstill End Date, the Purchaser hereby grants, and shall cause each of its affiliates (in each case, to the extent that it owns any Common Stock) to grant, an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy, to the Company or its designees, to vote, with respect to any matter (including waivers of contractual or statutory rights) other than Excluded Matters, all Common Stock owned by it in proportion to the votes cast by the other holders of Common Stock on such matter; provided, that such proxy shall automatically be revoked as to a particular share of Common Stock upon any sale of such share from the Purchaser or one of its affiliates to a Person other than the Purchaser or one of its affiliates.

(c) From the date of this letter agreement and until the Standstill End Date, the Purchaser and its affiliates (the “Purchaser Group”) shall not directly or indirectly (i) seek a seat on the Board whether through formal nomination procedures under the Company’s Articles of Amendment and Restatement and Amended and Restated Bylaws or otherwise (except pursuant to this letter agreement and pursuant to the terms hereof), and the Purchaser Group shall not support any individual for nomination or election to the Board (except pursuant to the proportional voting requirements set forth herein); (ii) engage in proxy or written consent solicitations or contests or in any way participate in, any solicitation of any proxy, consent or other authority to vote any shares of Common Stock (it being understood that the foregoing shall not prevent the Purchaser from submitting a revocable proxy to an officer of the Company to vote the Purchaser’s shares of Common Stock in accordance with the recommendation of the Board); (iii) submit a stockholder proposal or any other agenda item at or with respect to any stockholder meeting; or (iv) exercise any other rights as a stockholder of the Company in a manner that is intended to influence or control the management, governance or policies of the Company. Notwithstanding anything to the contrary herein, nothing in this letter agreement shall be deemed to in any way restrict or limit the Purchaser Designee’s action in his or her capacity as a director of the Company.

7. Amendment; Waiver.  This letter agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Purchaser.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8. Assignment.  This letter agreement may not be assigned by a party without the express prior written consent of the other party; provided, however, that the Purchaser shall be entitled to assign all or a portion of its rights and obligations hereunder to any of its affiliates that are controlled by the Purchaser, control the Purchaser or are under common control with the Purchaser (other than portfolio companies) without such prior written consent; provided, further, that any such assignment shall not relieve the Purchaser of its obligations hereunder.

9. Governing Law; Jurisdiction; Waiver of Jury Trial.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in the City and County of New York (and the appellate courts thereof).  THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY ACTION, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

10. Specific Performance.  Each party acknowledges and agrees that in the event of any breach of this letter agreement by any of them, the other parties would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this letter agreement without the posting of a bond.

11. Entire Agreement.  This letter agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  This letter agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

12. Counterparts.  This letter agreement may be signed (including by “.pdf” or other electronic transmission) in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one letter agreement.

(Remainder of Page Intentionally Left Blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this letter agreement on the date first written above.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Daniel Heard
Name: Daniel Heard
Title: EVP – General Counsel

SEARCHLIGHT II CLS, L.P.

By:	SEARCHLIGHT II CLS GP, LLC,
Its General Partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Officer

Signature Page to Governance Letter Agreement